Exhibit 99.6

Trenwick Group Ltd.               Continental Building          Tel 441.298.8082
                                  25 Church Street
                                  Hamilton HM 12
                                  Bermuda

NYSE Symbol: TWK

Contact: Alan L. Hunte, Executive Vice President and Chief Financial
         Officer - 441.298.8082

For Immediate Release

                               Trenwick Group Ltd.
                           Sells Property Catastrophe
                         Business of LaSalle Re Limited
                          and Announces Conference Call

Hamilton, Bermuda, May 16, 2002 . . .

Trenwick Group Ltd. ("Trenwick") sold today to Endurance Specialty Insurance, Ltd. ("Endurance") the in-force property catastrophe reinsurance business as of April 1, 2002 of its subsidiary, LaSalle Re Limited ("LaSalle"), based in Hamilton, Bermuda.

Trenwick and Endurance effected the sale of LaSalle's property catastrophe business through a 100% quota share reinsurance agreement, with Endurance paying Trenwick a ceding commission of 25% and additional profit sharing of 50% if losses do not exceed a 45% loss ratio. Endurance will have the right to renew LaSalle's in-force business as it expires in exchange for a 12.5% commission on the business renewed. Nearly all of LaSalle's employees have been offered comparable positions at Endurance.

James F. Billett, Jr. stated, "The transaction immediately provides Trenwick with greater financial flexibility and reduces significantly our exposure to the volatility and significant capital requirements inherent in the property catastrophe business."


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Trenwick will conduct an investment community conference call on Friday, May 17,
2002 at 9:00 a.m. EDT to discuss the sale of LaSalle's inforce business.

The conference call will include remarks by James F. Billett, Jr. Chairman, President and Chief Executive Officer and Alan L. Hunte, Executive Vice President and Chief Financial Officer.

Details for the live webcast of this call are available on the Trenwick Group Ltd. website (). In addition, the site will contain details for the retrieval of an archived copy of the webcast together with the results release and supplemental financial information. People not able to access the Internet may listen to the conference call by dialing 212-676-5193 the reservation number is 20617290. A replay of the call will be available until 10:45 a.m. EDT on May 21, 2002. To access the replay, please call either 800-633-8284 (domestic) or 858-812-6440 (international) and quote the reservation number as above.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with three principal businesses operating through its subsidiaries located in the United States and the United Kingdom. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from its office in the United States. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's. Trenwick's specialty program insurance business underwrites U.S. property and casualty insurance through specialty program administrators.

Each of Trenwick's operating insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company and is assigned an A- financial strength rating by Standard & Poor's. All of Chartwell Managing Agents Limited's syndicates underwrite under the ratings of Lloyd's, which is rated "A-" (Excellent) by A.M. Best Company and has an A financial strength rating from Standard & Poor's.


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If you have any questions, please contact Investor Relations at (441).298-8082

CONTACT: Trenwick Group Ltd.
         Investor Relations
         Tel: 441-298-8082


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